Exhibit 99.(h)(4)

EXHIBIT A

THIS EXHIBIT A, amended and restated as of November 1, 2011, is Exhibit A to that certain Administration and Accounting Services Agreement dated as of October 17, 2007 between BNY Mellon Investment Servicing (US) Inc. (formerly, PFPC Inc.) and The Roxbury Funds.

PORTFOLIOS

Roxbury Small-Cap Growth Fund

Roxbury/Mar Vista Strategic Growth Fund

THE ROXBURY FUNDS

By:	/s/ Brian C. Beh
Name:	Brian C. Beh
Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Managing Director